Exhibit 99.1

Medellín, 25 June 2008

Doctor
BEATRIZ E. URIBE RESTREPO
General Manager
Mineros S.A.
Medellín, Colombia

Dear Beatriz:

As discussed yesterday at the offices of Gómez Pinzón Abogados in Bogotá with representatives of Mineros Nacionales, Compañía Minera de Caldas y Colpatria in order to work out how a trust for payment of the outstanding balance for the purchase of the shares of Mineros Nacionales S.A. will be established, it is necessary to postpone the closing date in order to obtain the authorization of the Office of the Superintendent of Industry and Commerce for the transaction, compulsory as set forth in Law 155 of 1959 and Decree 2153 of 1992.

An appointment at the Superintendent’s Office is scheduled for Wednesday at which a rough idea of when the authorization could be obtained, but the maximum period is by 21 July 2008, upon expiration of the 30 business days cited in the second paragraph of Article 1 of Law 155 of 1959 which states:

"If the Government has not opposed the transaction after thirty (30) days following submission of the report cited in this article, the interested parties may proceed to carry it out."

The foregoing notwithstanding, as set forth in paragraph 2 of Article 4 of Law 155 of 1959 and Article 6 of Decree 1302 of 1964, the period of thirty (30) days shall not commence until the Office of the Superintendent has received all the information it needs to rule on the merger transactions that are part of the system of private information. Consequently, in the event this entity makes a request for additional information, the period of 30 days shall be counted from the date on which the requested information has been submitted."

The investors require that their transfer of the balance of the transaction to Colombia be made once the authorization of the SIC has been obtained. Therefore, we propose the following wording for Article 2.3 of the agreement for purchase of the shares:

"The transfer by the sellers owning the Shares for Sale to the Buyer (the Closing) shall take place at the headquarters of the Fiduciaria Colpatria S.A. on the date on which the Sellers turn over to Fiduciaria Colpatria S.A. or another fiduciary institution jointly adopted by the Parties, all the documents cited in sections (i) and (ii) of Article 5.1 "Sellers’ Documents" of this Agreement, with the instructions that they be delivered to the Buyer. The Closing Date shall be the third business day following that on which the authorization of the Office of the Superintendent of Industry and Commerce for the transaction was obtained. However, the closing date may not extend beyond 30 July 2008 unless SIC’s authorization cannot be obtained or due to reasons other than the improper action or omission of Compañía Minera de Caldas S.A."

It is understood that the other stipulations contained in the Agreement are not modified and retain full legal effect.

The guarantee of seriousness of the offer continues with the same wording and is valid until 31 July 2008.

If your representative and the other Sellers agree with the modification of the Agreement as set forth here, please inform us by signing this letter as an indication of your acceptance and explicit agreement as set forth in the Agreement for Purchase of Shares.

Cordially,

[signature]

THOMAS W. LOUGH
Delegate Legal Representative
Compañía Minera de Caldas S.A.

I accept,

BEATRIZ URIBE RESTREPO
Acting as General Manager
Mineros S.A.

And in representation of:

Eduardo Pacheco Cortés
María Elvira Merchán
María Patricia Vásquez Merchán
Claudia Vásquez Merchán
Adriana Vásquez Merchán
Mónica Vásquez Merchán
Daniel Vásquez Merchán
Martha Lucía Duque de Vásquez
Nicolás Vásquez Duque
Felipe Vásquez Duque

MINEROS S.A.

Medellin, 27 June 2008

Mr. Tom Lough
Cia Minera de Caldas S.A.
Medellin

Dear Mr. Lough:

In reply to the request that we received from you today and after checking with the other sellers, I am authorized to accept the extension of the transaction closing date subject to the following conditions:

-     The extension would be until the third business day following approval from the Office of the Superintendent, without going beyond 30 July 2008.

-     Payment must be made in Colombian pesos paid at the rate representative of the market as of 30 June 2008, latest date originally planned for the actual closing, or as of the day of payment, whichever is more favorable to the sellers.

All the other provisions in the original agreement and its amendments remain fully valid.

Sincerely,

[signature]

Beatriz E. Uribe R.
General Manager

Cra. 43A No. 14-109 Ed. Nova Tempo 6th floor—A.A. 51763 Telephone: (574) 266 57 57 -- Fax: (574) 268 28 58 E-mail: gerencia@mineros.com.co –Medellin, Colombia	[logos]